Exhibit 10.7
LICENSE
AGREEMENT
BETWEEN
OSCAR DE LA RENTA, LTD.
AND
THE FASHION HOUSE INC.

LICENSE AGREEMENT
     THIS LICENSE AGREEMENT (this “Agreement”) made and entered into as of the 24th day of January, 2005, by and between OSCAR DE LA RENTA, LTD., a New York corporation having a place of business at 550 Seventh Avenue, New York, New York 10018 (“LICENSOR”), and THE FASHION HOUSE INC., a Delaware corporation, having a place of business located at 6310 San Vicente Blvd. #330, Los Angeles, CA 90048 (“LICENSEE”).
     WHEREAS, LICENSOR is authorized to grant licenses for the “LICENSED MARK” (as hereinafter defined) and all variants thereof; and
     WHEREAS, LICENSOR and LICENSEE further recognize and acknowledge that LICENSOR’s authority and discretions provided for in this Agreement are crucial to LICENSOR’s effective management of its trademarks and brands;
     WHEREAS, the LICENSOR and LICENSEE desire to enter into an agreement to authorize LICENSEE to use the LICENSED MARK in connection with the manufacturing, promotion, distribution and sale (in accordance with the terms and conditions set forth in this Agreement) of the “ARTICLES” in the “TERRITORY” as defined herein.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties do agree as follows:
     1. Definitions.
          The following capitalized terms when used in this Agreement shall have the meaning set forth below:
          a. ADVERTISING MATERIALS: Shall mean designs, advertising copy and layout, photographs, texts, fixtures, image catalogues, counter cards, in-store and trade show displays, graphics, audiovisual, logo (and LICENSED MARK) use and audio materials related to the ARTICLES.
          b. ADVERTISING PLAN: Shall mean LICENSEE’s proposed advertising budget and media plan for consumer, co-op and/or trade advertising, including a list of planned expenditures, together with the dates, publications, format and size of all co-op and trade advertisements proposed by LICENSEE.
          c. ARTICLES: Shall mean the following items: women’s footwear of all kinds.
          d. CLOSE-OUT: Shall mean ARTICLES offered for sale to the trade at TWENTY FIVE (25%) PERCENT or more off of the full published wholesale price.
          e. CONTRACT YEAR: A period of twelve calendar months comprising the calendar year during which this Agreement is in effect, except that the FIRST CONTRACT YEAR shall commence as of the date of this Agreement and end June 30, 2006.

          f. DESIGN SPECIFICATIONS: Shall mean the following as it relates to the ARTICLES or any materials relating to the ARTICLES: designs, patterns, sketches, colors, materials, fabrics, quality and packaging, and the construction/manufacturing standards embodied therein.
          g. LICENSED MARK: Shall mean the “Oscar by Oscar de la Rental’ and “0 OSCAR” trademarks in the forms attached hereto as Exhibit A (as are currently used in the United States for other womenswear products), used as directed or approved by LICENSOR in accordance with the terms of this Agreement, and all goodwill associated therewith.
          h. LICENSEE: Shall mean THE FASHION HOUSE INC., a Delaware Corporation having a place of business located at 6310 San Vicente Blvd. #330, Los Angeles, CA 90048.
          i. LICENSOR: Shall mean OSCAR DE LA RENTA, LTD., a New York Corporation having a place of business at 550 Seventh Avenue, New York, New York 10018, the owner of the LICENSED MARK.
          j. NET SALES: Shall mean the gross invoice price of ARTICLES sold at wholesale (or, with respect to CLOSE-OUTS, at the price at which such CLOSE-OUTS are invoiced) less sales taxes, freight and insurance, the amounts of credit normally allowed for returns, normal trade discounts and volume rebates actually taken by retailers and charge-backs, margin assistance and overbills. Advertising and promotional expenditures shall not be deducted in computing NET SALES. With respect to sales of ARTICLES to affiliated persons or entities or to persons or entities with which LICENSEE does not deal on an arm’s length basis (other than to employees for personal use only for which royalties shall not be payable), NET SALES shall be computed using the wholesale price (subject to the deductions set forth above) actually charged to unaffiliated third parties for resale. An ARTICLE shall be deemed sold when shipped.
          k. QUARTERLY DATES: Shall mean each January 1, April 1, July 1 and October 1 of a given CONTRACT YEAR.
          I. ROYALTY SALES REPORTS: Reports showing LICENSEE NET SALES on the basis of which royalty payments made by LICENSEE under Section 8.1 are calculated.
          m. TERM: Shall have the meaning set forth in Section 3.1 of this Agreement.
          n. TERRITORY: Shall mean the United States of America, and shall exclude duty-free or tax-free shops, diplomatic or consular sales, airline supplies, or ship’s stores.
     2. Grant of License.
             2.1.1 Exclusive License. Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE the exclusive non-assignable license to use (a) the DESIGN SPECIFICATIONS either furnished or approved by

LICENSOR prior to use as provided in this Agreement, bearing the LICENSED MARK and (b) the LICENSED MARK for the manufacturing, sourcing, advertising, promotion, sale and distribution of the ARTICLES as approved by LICENSOR as provided herein, in the TERRITORY.
               2.1.2 Right of First Refusal for LICENSED MARK. Provided that LICENSEE is not in default of any of the terms of this Agreement, LICENSOR grants to LICENSEE a right of first refusal with regard to the LICENSED MARK as follows: If a potential licensee other than LICENSEE desires to license the LICENSED MARK with respect to the ARTICLES in any area of the world outside of the TERRITORY, and the proposed terms and conditions of such a proposed license are acceptable to LICENSOR, LICENSOR shall notify LICENSEE of such proposed terms and conditions (the “Offer Notice”). If LICENSEE does not send written notice to LICENSOR within twenty (20) days of receipt of the Offer Notice stating that LICENSEE will match exactly the terms and conditions contained in the Offer Notice, LICENSOR shall be free to license the LICENSED MARK to the proposed licensee. If LICENSEE does accept the terms and conditions of the Offer Notice within such period, LICENSEE shall be required to enter into a license agreement with LICENSOR within five (5) days of receiving a licensing agreement containing such terms and conditions from LICENSOR. If, for any reason, LICENSEE does not execute such license agreement in such five (5) day period, LICENESE shall lose its right of first refusal with regard to the area(s) of the world set forth in the Offer Notice. In addition to the above, LICENSEE at any time may submit to LICENSOR a proposal to license the LICENSED MARK with respect to the ARTICLES in any area of the world outside of the TERRITORY, it being understood and agreed that the decision to accept or reject any such proposal from LICENSEE shall be left to the sole and absolute discretion of LICENSOR.
               2.1.3 Rights Concerning Licensor Signature Collection. Provided that LICENSEE is not in default of any of the terms of this Agreement, then in the event that LICENSOR ever determines, in its sole and absolute discretion, to seek out license agreements for ARTICLES bearing the Oscar de la Renta signature trademark (the “Signature Collection”), LICENSOR will provide LICENSEE with written notice of the same. LICENSEE will then have thirty (30) days after receipt of such notice to submit a proposal to LICENSOR for the licensing of the Signature Collection, provided, however, that LICENSOR shall be under no obligation to accept any proposal from LICENSEE and the decision to accept or reject any proposal shall be left to the sole and absolute discretion of LICENSOR. In the event that LICENSOR, in its sole and absolute discretion, chooses to reject any such proposal from LICENSEE, then LICENSOR will be free to enter into any licensing or other arrangement with respect to the ARTICLES for the Signature Collection that LICENSOR chooses in its sole and absolute discretion without any further obligation to LICENSEE.
          2.2 Limitations on Rights Granted.
               2.2.1 LICENSEE shall not place the LICENSED MARK on, or use the LICENSED MARK in connection with, any merchandise or goods of any kind, nature or description other than the ARTICLES and labels, hangtags and packaging used in connection therewith as approved hereunder. LICENSOR may also grant to others the right or license to use the LICENSED MARK on or in connection with goods of other types and descriptions other than the ARTICLES in any area of the world including the TERRITORY; provided, however, that LICENSOR shall not grant such rights to third parties that LICENSOR knows will conduct their activities in such a way as to interfere with the rights granted to LICENSEE under this Agreement. It is expressly understood and agreed that LICENSEE will use its best efforts not to sell ARTICLES bearing the LICENSED MARK to customers who LICENSEE knows or should know will conduct their activities with respect to the ARTICLES in a manner which, if conducted by LICENSEE, would cause LICENSEE to be in violation of this Agreement, and, except if prohibited by law, agrees to cease selling to any such customer. In the event it is discovered that a customer of LICENSEE conducts its business in such manner, or ships or intends to ship or market ARTICLES in violation of this Agreement, LICENSEE shall, at LICENSEE’s expense, cause such customer to cease such shipments.
               2.2.2 LICENSEE shall not sublicense any of the rights or license herein granted.
               2.2.3 LICENSEE shall not use and is not licensed to use any variation of the LICENSED MARK other than as (and in the manner) specifically directed in writing by LICENSOR; provided, however, that if LICENSOR changes the manner in which the LICENSED MARK is to be used, LICENSEE shall not be required to revise and/or recall any previously approved ARTICLES, CLOSE-OUTS and/or ADVERTISING MATERIALS.
          2.3 Other Duties of LICENSEE. In addition to the duties of LICENSEE provided for elsewhere in this Agreement, LICENSEE shall:
               2.3.1 Develop and accomplish a line development, marketing and distribution plan as set forth in Exhibit B for each CONTRACT YEAR (including the first CONTRACT YEAR ) for prior review and approval by LICENSOR which, following such approval, shall be executed by LICENSEE; and
               2.3.2 Develop and accomplish an initial collection of ARTICLES bearing the 0 OSCAR LICENSED MARK as set forth in Exhibit B; and
               2.3.3 Develop and accomplish an initial collection of ARTICLES bearing the Oscar by Oscar de la Renta LICENSED MARK as set forth in Exhibit B; and
               2.3.4 Develop, subject to LICENSOR’s written approval, and execute an ADVERTISING PLAN, with media budgets sufficient to advertise and promote in accordance with Section 7.1 the ARTICLES bearing the LICENSED MARK throughout the TERRITORY in a manner consistent with a prestigious and important designer branded business; and
               2.3.5 Assure that the ARTICLES and their packaging shall be subject to LICENSOR’s prior written approval and of the highest standards and of such style, appearance, distinctiveness and quality as to protect the prestige of LICENSOR and of the LICENSED MARK and the goodwill pertaining thereto, that the ARTICLES will be manufactured, packaged, sold and distributed in accordance with all applicable laws and regulations (including but not limited to all laws relating to fair labor practices), that the ARTICLES will be manufactured in a quality consistent with LICENSEE’s highest quality collection, and that the policy of sale, distribution and/or exploitation by LICENSEE shall be subject to LICENSEE’s highest standards ( which standards shall be no less than those which exist as of the date first above written) and which will enhance and maintain the goodwill and prestigious name of the LICENSOR; and
               2.3.6 Produce numbers of ARTICLES and make timely and coordinated delivery thereof to customers consistent with LICENSEE’s highest standards/practices as described in the subparagraph above ; and
               2.3.7 Place the LICENSED MARK on all ARTICLES prior to delivery, except as otherwise set forth herein; and
               2.3.8 Promote and maximize sales of the ARTICLES throughout the TERRITORY and in accordance with the terms of this Agreement and use best efforts to minimize trade discounts and allowances pertaining thereto; and
               2.3.9 Establish and maintain an infrastructure necessary and adequate to establish and maintain on a first-class basis the activities arising out of this Agreement including but not limited to having personnel who can coordinate with, and provide vendor services to, LICENSEE’s larger customers on a regular basis and others from time to time and who will promote and sell the ARTICLES, and a merchandise, marketing and brand manager or managers, as appropriate. LICENSEE shall also maintain separate sales teams, account managers and dedicated designer(s) for each of the 0 OSCAR and Oscar by Oscar de la Renta LICENSED MARKS. LICENSEE may use its existing facilities for accounting, order processing, production and other back office functions; and
               2.3.10 Maintain a devoted area, consisting of a separate designated selling space, dedicated to displays of complete collections of the ARTICLES in its company owned designer show rooms located at 6310 San Vicente Blvd. Suite 330, Los Angeles, CA 90048 by no later than September 30, 2005 and a New York showroom located in the County of New York by no later than September 30, 2006 and a representative offering of the ARTICLES in its other showroom facilities, if any; and
               2.3.11 Recognizing that excessive or indiscriminate disposals of CLOSE-OUT ARTICLES may adversely affect the importance and prestige associated with the LICENSED MARK, LICENSEE shall use its best efforts to minimize CLOSE-OUT sales and, without limiting the foregoing, in no event shall the total amount of NET SALES of CLOSE-OUT ARTICLES exceed FIFTEEN (15%) PERCENT of NET SALES (computed without including the NET SALES of CLOSE-OUT ARTICLES). CLOSE-OUT SALES shall be subject to payment of royalties as provided in Article 8. All sales of CLOSE-OUT ARTICLES shall be fully and separately recorded and accounted for in a manner that will enable LICENSOR to determine LICENSEE’s compliance with the above provisions. The sale and distribution of CLOSE-OUT ARTICLES shall be subject to Article 6 below.

               2.3.12 Provide and pay for first-class travel, food expense and hotel accommodations for travel by Mr. Oscar de la Renta and his designee, at LICENSEE’s request, outside of New York City for personal appearances, other promotional events in connection with the promotion of the ARTICLES, product reviews and/or showroom reviews further to subsection 4.1.2 , and promotional purposes where such promotional purposes are jointly determined by LICENSOR and LICENSEE, or other purposes incidental to this Agreement. LICENSEE shall also pay for business class round trip travel, in addition to food expense and hotel accommodations for other persons reasonably requested by LICENSOR to travel with or on behalf of Mr. Oscar de la Renta as the case may be, in connection with the promotion or in connection with the development of the ARTICLES.
     3. Term of License.
          3.1 Term. The TERM of this Agreement shall be for a period of FIVE (5) CONTRACT YEARS commencing effective upon the date hereof and terminating on June 30, 2010, the last day of the FIFTH CONTRACT YEAR.
          3.2 Renewal Term.
               3.2.1 First Renewal Term. If prior to the end of the Term, the following conditions have been satisfied:
               a). LICENSEE is not then in default of any of the terms of this Agreement; and
               (b). Aggregate NET SALES of the ARTICLES for the FOURTH CONTRACT YEAR shall be at least EIGHT MILLION FIVE HUNDRED THOUSAND ($8,500,000) DOLLARS ;
               then LICENSEE shall have the option to renew this Agreement for three (3) further CONTRACT YEARS. Such option shall be exercisable by notice received by LICENSOR in writing no later than December 31, 2009. In the event such option is so exercised by LICENSEE, this Agreement shall be deemed renewed for a first renewal TERM ending June 30, 2013.
               3.2.2 Second Renewal Term. If prior to the end of the first Renewal Term, the following conditions have been satisfied:
               (a). LICENSEE is not then in default of any of the terms of this Agreement, and
               (b). Aggregate NET SALES of the ARTICLES for the SECOND CONTRACT YEAR of the first renewal Term shall be at least TWELVE MILLION FIVE HUNDRED THOUSAND ($12,500,00) DOLLARS ;
then LICENSEE shall have the option to renew this Agreement for three (3) further CONTRACT YEARS. Such option shall be exercisable by notice received by LICENSOR in writing no later than December 31, 2012. In the event such option is so exercised by LICENSEE, this Agreement shall be deemed renewed for a second renewal TERM ending June 30, 2016.
     4. Designs/Product Development.
          4.1 Designs/Design Approval.
               4.1.1 LICENSEE will advise LICENSOR in writing of its product development calendar and, prior to sample development, will coordinate with LICENSOR in New York to receive design direction offered by LICENSOR. LICENSEE shall present all ideas, concepts, proposed DESIGN SPECIFICATIONS, sketches and designs, and samples of types of fabric, materials, and colors for the ARTICLES to LICENSOR’s styling representative at LICENSOR’s New York office for examination, comment and approval as soon as sketches (including, as available, fabric and material samples and color choices) are available, and as soon as final samples are available, all in a timely manner in advance of each season. Except as expressly provided in this subsection 4.1.1 to the contrary, all ideas, sketches, designs, fabrics, materials, models and colors will be mutually agreed upon by LICENSOR and LICENSEE before each collection is finalized for presentation to the market and/or production and LICENSOR reserves the right to eliminate or to modify any of the ideas, sketches, designs, fabrics, materials, models or colors submitted by LICENSEE pursuant to subsection 4.1.2; provided, however, that no changes can be made to any of the foregoing once LICENSEE has finalized the collection for presentation to the market and/or production. LICENSEE will present all of a proposed sample line to LICENSOR for review, comment, editing and further work prior to LICENSEE commitments to production. The presentation of market samples will be in New York, New York. LICENSEE will incorporate DESIGN SPECIFICATIONS furnished or otherwise approved by LICENSOR, and LICENSEE understands and agrees that the showing and/or production and/or sale of ARTICLES that are not either approved by LICENSOR or do not conform to LICENSOR direction shall hereby be prohibited.
               4.1.2 Any material or item under this Agreement that is subject to LICENSOR approval must be submitted to LICENSOR by LICENSEE. Approval by LICENSOR of any DESIGN SPECIFICATION with respect to any design or item shall not be deemed an approval of the use thereof for any other design or item or for that particular item for any other collection. DESIGN SPECIFICATIONS (including but not limited to any copyrights related thereto) furnished or approved by LICENSOR shall be and forever remain LICENSOR’s sole and exclusive property.
               4.1.3 At LICENSOR’s request, LICENSEE, at its expense from time to time, will submit a reasonable number of production samples of each ARTICLE manufactured hereunder so that LICENSOR may confirm that the ARTICLES offered for distribution conform to the DESIGN SPECIFICATIONS approved by LICENSOR.
               4.1.4 LICENSOR’s right of approval hereunder shall include the right to determine what ARTICLES should bear a particular LICENSED MARK (or any variation or derivative thereof).

     5. Manufacture of Articles.
          5.1 Quality of Articles. LICENSEE covenants and agrees that the materials and construction of all ARTICLES manufactured hereunder shall be of superior quality.
          5.2 Inspection. LICENSOR will have the right, at any time during normal business hours, with five (5) days prior notice to LICENSEE, to inspect the process of manufacturing for any and all ARTICLES produced hereunder and LICENSEE shall at all times during the TERM (including renewals, if any) hereof use its diligent efforts to make its manufacturing, warehouse and distribution facilities available to LICENSOR for inspection by LICENSOR or its representatives at LICENSOR’s cost and expense during normal working hours.
     6. Distribution.
          6.1 Authorization of Sales Points. LICENSEE recognizes that the prestige and image of the LICENSED MARK depends upon, among several factors, the selection of top-ranked retail sales outlets of the highest caliber and excellent reputation which project an image of high fashion and prestige consistent with the reputation of Mr. Oscar de la Renta and that retail comparable prestigious designer name goods. LICENSEE further recognizes that LICENSOR as the grantor of licenses of the LICENSED MARK for the manufacture and sale of other articles under the LICENSED MARK must participate in the designation of retail outlets to which LICENSEE may offer to sell ARTICLES to assure a consistent quality of image of retail sales points under this and other licenses. Except as otherwise set forth herein or required by law, the ARTICLES shall not be sold to sales points objected to by LICENSOR as not in accordance with a plan of distribution approved in advance by LICENSOR. Additionally, LICENSEE shall sell ARTICLES on a wholesale basis only. If requested by LICENSOR and if permitted by law, LICENSOR shall have the right to cause LICENSEE, immediately upon notice, to cease selling the ARTICLES to any such retail sales outlet (including any catalog(s) and internet portals) designated by LICENSOR and to use its best efforts to sell ARTICLES to such retail sales points as LICENSOR may request in writing. Further, the ARTICLES bearing the LICENSED MARK shall not be sold to mass merchandisers, or off-price, or discount stores (such as Walmart, K-mart, and Sears), or through telemarketing, television, internet, or mail order catalogue sales (except with regard to the catalogs and internet portals set forth on Exhibit C.) Notwithstanding the foregoing, subject to the restrictions otherwise set forth in this Agreement, LICENSEE may sell CLOSE-OUTS to off-price stores which do not advertise or display brand names or trademarks of the goods they sell and further, that the selection of such stores shall be approved by LICENSOR in the manner set forth in Section 4.1.2 above. Any arrangements between LICENSEE and any of its distributors shall be subject to LICENSEE’S duties and LICENSOR’s rights under this Agreement the breach of which will be deemed a breach of this License by LICENSEE. LICENSEE shall enforce LICENSOR’s rights under this Agreement with respect to third parties with which LICENSEE does business relating to this Agreement. Notwithstanding the foregoing, LICENSEE’s plan of distribution consisting of those stores, catalogs and Internet portals set forth in Exhibit C attached hereto (as may be amended from time to time in writing signed by LICENSOR and LICENSEE) is hereby approved by LICENSOR subject to the conditions set out above.

          6.2 Plan of Distribution. LICENSEE’s plan of distribution for the sale of ARTICLES bearing the LICENSED MARK shall be subject to LICENSOR’s prior approval. The method of approval shall be as set forth under Section 4.1.2 above.
          6.3 Minimum Retail Pricinq. Except as provided herein, or unless otherwise required or prohibited by law, LICENSEE shall be required to provide all approved retailers under Section 6.1 with a list of suggested minimum retail prices for the ARTICLES that contains a suggested retail price of not less than $140 nor greater than $225 for each ARTICLE bearing the Oscar by Oscar de la Renta LICENSED MARK and not less than $69.99 nor greater than $109.99 for each ARTICLE bearing the 0 OSCAR LICENSED MARK.
          6.4 Sales Minimums. In the event that NET SALES of the ARTICLES do not meet the following mimimum amounts, then LICENSOR shall have the right to terminate this Agreement immediately upon written notice to LICENSEE: (i) for ARTICLES bearing the 0 OSCAR LICENSED MARK, TWO MILLION ($2,000,000) DOLLARS for each CONTRACT YEAR, including each CONTRACT YEAR of any renewal term; and (ii) for ARTICLES bearing the Oscar by Oscar de la Renta LICENSED MARK, ONE MILLION FIVE HUNDRED THOUSAND ($1,500,000) DOLLARS for each of the SECOND, THIRD, FOURTH AND FIFTH CONTRACT YEARS as well as each CONTRACT YEAR of any renewal term. Notwithstanding anything else contained in this Agreement, a failure to meet the sales minimum amounts in this Section with respect to a LICENSED MARK will be deemed a failure to meet the sales minimum amounts in this Section for the other LICENSED MARK, regardless of the actual sales amounts for the other LICENSED MARK, entitling LICENSOR to terminate this Agreement with respect to both LICENSED MARKS pursuant to this Section.
     7. Advertising.
          7.1 General. Any initial advertising will be planned and accomplished as mutually agreed between LICENSOR and LICENSEE but shall, in any event, conform with any other trade advertising applicable to products bearing the LICENSED MARK, as may be communicated, planned and/or coordinated by LICENSOR. During the TERM, LICENSEE shall promote the availability of the ARTICLES throughout the TERRITORY both in print and in trade shows appropriate for the importance of the ARTICLES bearing the LICENSED MARK in accordance with an ADVERTISING PLAN, ADVERTISING MATERIALS, and budget approved in advance by LICENSOR.
          7.2 Advertising Plan. Within a reasonable time before the end of each CONTRACT YEAR, LICENSEE shall submit to LICENSOR for approval LICENSEE’s proposed ADVERTISING PLAN for the ensuing CONTRACT YEAR. The ADVERTISING PLAN approved by LICENSOR may be amended or modified by LICENSOR and LICENSEE (subject to LICENSOR approval) from time to time during the CONTRACT YEAR to reflect changes in strategies and promotional activities. LICENSEE will incorporate into its ADVERTISING PLAN otherwise approved by LICENSOR materials, graphics and directions, if any, submitted by LICENSOR. LICENSEE will cooperate with LICENSOR to coordinate LICENSEE’s advertising program with those of LICENSOR’s other licensees so that a comprehensive and coordinated look and approach to placement can be accomplished.
          7.3 Corporate and Image Advertisinq. In addition to all other amounts payable to LICENSOR or otherwise payable by LICENSEE hereunder, LICENSEE will pay to LICENSOR amounts equal to TWO (2.0%) PERCENT of NET SALES of the ARTICLES (including CLOSE-OUT ARTICLES) for LICENSOR’s use in its sole and absolute discretion in connection with its corporate and/or image advertising program as LICENSOR may have in effect from time to time. Such amounts shall be reported and paid to LICENSOR within THIRTY (30) days following each QUARTERLY DATE as and when reporting under Article 9 is accomplished.
          7.4 Advertising Materials. All ADVERTISING MATERIALS for advertising placed by the LICENSEE will use only those designs, photographs, catalogues, in-store displays, texts, graphics, audiovisual and audio materials in form and in content furnished or approved in writing by LICENSOR. LICENSEE may source creative and placement services subject, however, to LICENSOR’s prior written approval. LICENSEE shall submit to LICENSOR the ADVERTISING MATERIALS for its written approval prior to use. Any ADVERTISING MATERIALS approved by LICENSOR shall be used by LICENSEE only in the manner, form and presentation directed or approved by LICENSOR. Approval by LICENSOR of any ADVERTISING PLAN or ADVERTISING MATERIALS shall not be deemed an approval of the use thereof for any other season, use or purpose other than the one for which such approval is sought.

          7.5 Reimbursement of Costs. In addition to the amounts required to be expended by LICENSEE in this Agreement, LICENSEE shall reimburse LICENSOR for the out-of-pocket cost of ADVERTISING MATERIALS furnished by LICENSOR to LICENSEE including production costs incurred by LICENSOR. In the event LICENSOR directs the preparation of or prepares ADVERTISING MATERIALS, it must have received prior written approval from LICENSEE (not to be delayed, conditioned or withheld unreasonably) as to the plan LICENSOR intends to accomplish which shall include those items reasonably requested by LICENSEE, including but not limited to, budget, objectives and specific deliverables. Such costs include model fees (except for Mr. de la Renta who, if used by LICENSOR in connection with ADVERTISING MATERIALS hereunder, shall be provided without additional charge to LICENSEE except for reimbursement of travel expenses as set out in Section 2.3.12 above), photography fees and expenses and artwork.
          7.6 Accounting for Advertising. Within 30 days following the end of each CONTRACT YEAR, LICENSEE shall present to LICENSOR a detailed substantiation (together with tear sheets and lists of publications with dates) of all co-op, media and trade advertising performed by LICENSEE during such calendar year specifying the amounts spent on advertising with categorical breakdown among media, co-op, trade, and consumer.
          7.7 Samples. At LICENSOR’s request, LICENSEE will furnish a reasonable number of samples of ARTICLES to LICENSOR for purposes of preparing photographs, designs, and illustrations for ADVERTISING MATERIALS or for other promotional or informational purposes. ARTICLES otherwise requested by LICENSOR for any other use or purpose will be furnished to LICENSOR at LICENSEE’s FOB factory cost for same.
          7.8 Sales to LICENSOR. LICENSEE shall sell directly to LICENSOR, for the benefit of LICENSOR’s employees and as may be requested by LICENSOR from time to time, ARTICLES at a price equal to twenty-five (25%) percent below LICENSEE’s wholesale cost, it being agreed and understood that all sales made pursuant to this Section shall be excluded from the calculation of NET SALES.
          7.9 Sales to LICENSOR-Owned Stores. LICENSEE shall sell ARTICLES to LICENSOR-owned stores in the United States at a price equal to twenty percent (20%) below the wholesale price being charged by LICENSEE. LICENSOR shall not sell any ARTICLES bought pursuant to the price structure set forth in this section below the suggested retail price then in existence in the territory in which the LICENSOR-owned store is located.

     8. Royalty Payments.
          8.1 Royalties.
               8.1.1 LICENSEE will pay royalties to LICENSOR at a rate equal to EIGHT (8.0%) PERCENT of NET SALES of the ARTICLES. Such amounts shall be paid at the time, and on the conditions, set forth in Section 8.3 below. LICENSEE will not pay any royalties on sales made pursuant to Sections 7.8 and/or 7.9, above.
          8.2 Minimum Payments.
               8.2.1. LICENSEE shall pay to LICENSOR TWO HUNDRED TEN ($210,000) DOLLARS for and during the the FIRST CONTRACT YEAR (beginning effective January 1, 2005 and ending June 30, 2006) as guaranteed, non-refundable, minimum annual royalties for such CONTRACT YEAR as an advance against such payments due hereunder for such year. Such amount shall be payable in full as follows: ONE HUNDRED FIFTY THOUSAND ($150,000) DOLLARS upon the execution of this Agreement; TWENTY THOUSAND ($20,000) DOLLARS on or before October 1, 2005; TWENTY THOUSAND ($20,000) DOLLARS on or before January 1, 2006; and TWENTY THOUSAND ($20,000) DOLLARS on or before April 1, 2006.
               8.2.2. LICENSEE shall pay to LICENSOR THREE HUNDRED SIXTY THOUSAND ($360,000) DOLLARS for and during the SECOND CONTRACT YEAR (beginning effective July 1, 2006 and ending June 30, 2007) as guaranteed, non-refundable, minimum annual royalties for such CONTRACT YEAR as an advance against such payments due hereunder for such year. Such amount shall be payable as follows: ONE HUNDRED EIGHTY THOUSAND ($180,000) DOLLARS on or before the July 1, 2006 QUARTERLY DATE and SIXTY THOUSAND ($60,000) DOLLARS on or before each of the remaining three QUARTERLY DATES beginning October 1, 2006.
               8.2.3 LICENSEE shall pay to LICENSOR FOUR HUNDRED EIGHTY THOUSAND ($480,000) DOLLARS for and during the THIRD CONTRACT YEAR (beginning effective July 1, 2007 and ending June 30, 2008) as guaranteed, non-refundable, minimum annual royalties for such CONTRACT YEAR as an advance against such payments due hereunder for such year. Such amount shall be payable as follows: TWO HUNDRED FORTY THOUSAND ($240,000) DOLLARS on or before the July 1, 2007 QUARTERLY DATE and EIGHTY THOUSAND ($80,000) DOLLARS on or before each of the remaining three QUARTERLY DATES beginning October 1, 2007.
               8.2.4 LICENSEE shall pay to LICENSOR SIX HUNDRED EIGHTY THOUSAND ($680,000) DOLLARS for and during the FOURTH CONTRACT YEAR (beginning effective July 1, 2008 and ending June 30, 2009) as guaranteed, non-refundable minimum annual royalties for such CONTRACT YEAR as an advance against such payments due hereunder for such year. Such amount shall be payable as follows: THREE HUNDRED FORTY THOUSAND ($340,000) DOLLARS on or before the July 1, 2008 QUARTERLY DATE and ONE HUNDRED THIRTEEN THOUSAND THREE HUNDRED THIRTY THREE DOLLARS AND THIRTY THREE CENTS ($113,333.33) on or before each of the remaining three QUARTERLY DATES beginning October 1, 2008.

               8.2.5 LICENSEE shall pay to LICENSOR EIGHT HUNDRED EIGHTY THOUSAND ($880,000) DOLLARS for and during the FIFTH CONTRACT YEAR (beginning effective July 1, 2009 and ending June 30, 2010) as guaranteed, non-refundable minimum annual royalties for such CONTRACT YEAR as an advance against such payments due hereunder for such year. Such amount shall be payable as follows: FOUR HUNDRED FORTY THOUSAND ($440,000) DOLLARS on or before the July 1, 2009 QUARTERLY DATE and ONE HUNDRED FORTY SIX THOUSAND SIX HUNDRED SIXTY SIX DOLLARS AND SIXTY SEVEN CENTS ($146,666.67) on or before each of the QUARTERLY DATES beginning October 1, 2009.
               8.2.6 In the event this Agreement is renewed for a first renewal TERM, LICENSEE shall pay to LICENSOR ONE MILLION ($1,000,000) DOLLARS for and during the SIXTH CONTRACT YEAR (beginning effective July 1, 2010 and ending June 30, 2011) as guaranteed, non-refundable minimum annual royalties for such CONTRACT YEAR as an advance against such payments due hereunder for such year. Such amount shall be payable as follows: FIVE HUNDRED THOUSAND ($500,000) DOLLARS on or before the July 1, 2010 QUARTERLY DATE and ONE HUNDRED SIXTY SIX THOUSAND SIX HUNDRED SIXTY SIX DOLLARS AND SIXTY SEVEN CENTS on or before each of the QUARTERLY DATES beginning October 1, 2010.
               8.2.7 In the event this Agreement is renewed for a first renewal TERM, LICENSEE shall pay to LICENSOR ONE MILLION ($1,000,000) DOLLARS for and during the SEVENTH CONTRACT YEAR (beginning effective July 1, 2011 and ending June 30, 2012) as guaranteed, non-refundable minimum annual royalties for such CONTRACT YEAR as an advance against such payments due hereunder for such year. Such amount shall be payable as follows: FIVE HUNDRED THOUSAND ($500,000) DOLLARS on or before the July 1, 2011 QUARTERLY DATE and ONE HUNDRED SIXTY SIX THOUSAND SIX HUNDRED SIXTY SIX DOLLARS AND SIXTY SEVEN CENTS on or before each of the QUARTERLY DATES beginning October 1, 2011.
               8.2.8 In the event this Agreement is renewed for a first renewal TERM, LICENSEE shall pay to LICENSOR ONE MILLION ($1,000,000) DOLLARS for and during the EIGHTH CONTRACT YEAR (beginning effective July 1, 2012 and ending June 30, 2013) as guaranteed, non-refundable minimum annual royalties for such CONTRACT YEAR as an advance against such payments due hereunder for such year. Such amount shall be payable as follows: FIVE HUNDRED THOUSAND ($500,000) DOLLARS on or before the July 1, 2012 QUARTERLY DATE and ONE HUNDRED SIXTY SIX THOUSAND SIX HUNDRED SIXTY SIX DOLLARS AND SIXTY SEVEN CENTS on or before each of the QUARTERLY DATES beginning October 1, 2012.
               8.2.9 In the event this Agreement is renewed for a second renewal TERM, LICENSEE shall pay to LICENSOR ONE MILLION ($1,000,000) DOLLARS for and during the NINTH CONTRACT YEAR (beginning effective July 1, 2013 and ending June 30, 2014) as guaranteed, non-refundable minimum annual royalties for such CONTRACT YEAR as an advance against such payments due hereunder for such year. Such amount shall be payable as follows: FIVE HUNDRED THOUSAND ($500,000) DOLLARS on or before the July 1, 2013 QUARTERLY DATE and ONE HUNDRED

SIXTY SIX THOUSAND SIX HUNDRED SIXTY SIX DOLLARS AND SIXTY SEVEN CENTS on or before each of the QUARTERLY DATES beginning October 1, 2013.
               8.2.10 In the event this Agreement is renewed for a second renewal TERM, LICENSEE shall pay to LICENSOR ONE MILLION ($1,000,000) DOLLARS for and during the TENTH CONTRACT YEAR (beginning effective July 1, 2014 and ending June 30, 2015) as guaranteed, non-refundable minimum annual royalties for such CONTRACT YEAR as an advance against such payments due hereunder for such year. Such amount shall be payable as follows: FIVE HUNDRED THOUSAND ($500,000) DOLLARS on or before the July 1, 2014 QUARTERLY DATE and ONE HUNDRED SIXTY SIX THOUSAND SIX HUNDRED SIXTY SIX DOLLARS AND SIXTY SEVEN CENTS on or before each of the QUARTERLY DATES beginning October 1, 2014.
               8.2.11 In the event this Agreement is renewed for a second renewal TERM, LICENSEE shall pay to LICENSOR ONE MILLION ($1,000,000) DOLLARS for and during the ELEVENTH CONTRACT YEAR (beginning effective July 1, 2015 and ending June 30, 2016) as guaranteed, non-refundable minimum annual royalties for such CONTRACT YEAR as an advance against such payments due hereunder for such year. Such amount shall be payable as follows: FIVE HUNDRED THOUSAND ($500,000) DOLLARS on or before the July 1, 2015 QUARTERLY DATE and ONE HUNDRED SIXTY SIX THOUSAND SIX HUNDRED SIXTY SIX DOLLARS AND SIXTY SEVEN CENTS on or before each of the QUARTERLY DATES beginning October 1, 2015.
          8.3 Timing of Payments. LICENSEE shall submit ROYALTY SALES REPORTS and royalty adjustment payments, if any, quarterly, to LICENSOR no later than THIRTY (30) days following the end of each quarter during each CONTRACT YEAR of this Agreement on all NET SALES.
          8.4 Late Payment. If all or any part of any payment from LICENSEE to
          LICENSOR is not made when due, in addition and without prejudice to any other remedies LICENSOR has, LICENSEE shall pay interest on such unpaid amount at a rate per annum equal to the prime rate of interest charged by Fleet Bank, N.A., New York (or any successor in interest thereto) in effect at the time of such delinquency, plus one (1%) percent per annum, if allowed by applicable law, otherwise the maximum rate of interest allowed by applicable law shall be applied.
          8.5 Currency. All payments to be made hereunder shall be made in U.S. Dollars. The Dollar denomination throughout Section 8.2 shall refer to U.S. Dollars. All payments to be made hereunder shall be made to LICENSOR at its place of business located at 550 Seventh Avenue, New York, New York. Any sales of ARTICLES under the LICENSED MARK, which are denominated in a currency other than U.S. Dollars, shall be reported to LICENSOR and converted to U.S. Dollars at the exchange rate effective at the end of each applicable quarter. The obligation of LICENSEE to pay royalties is absolute notwithstanding any claim that LICENSEE may assert against LICENSOR. Subject to applicable withholding taxes required under law, LICENSEE shall not have the right to set-off, compensate or make any deduction from such royalty payments for any reason whatsoever.
     9. Royalty Accounting and Reporting.
          9.1 Statements. All ROYALTY SALES REPORTS shall consist of a full and accurate statement consisting of the following: (a) The number of units of the ARTICLES shipped for the preceding quarter of the current CONTRACT YEAR on a cumulative basis setting forth the number (with corresponding descriptions) of each such ARTICLE sold, returns actually received, normal trade discounts and allowances actually granted, the resulting computation of NET SALES and the royalty due on NET SALES; and (b) the list of stores (annually) (including address and telephone number of each if requested by LICENSOR) to which ARTICLES are sold with NET SALES presented on a store-by-store basis. In addition, LICENSEE will provide to LICENSOR such additional information available to LICENSEE concerning sales of the ARTICLES and ARTICLES sold as requested by LICENSOR in writing. LICENSOR will keep confidential all ROYALTY SALES REPORTS, except that LICENSOR will be permitted to disclose these reports to its financial, accounting, legal and other professional advisors and if compelled to do so by a court or governmental authority.
          9.2 Certification of Reports. The ROYALTY SALES REPORTS will set forth the information required in Section 9.1 above and will be certified to LICENSOR by the chief financial officer of LICENSEE.
          9.3 No Waiver. Receipt or acceptance by LICENSOR of any of the statements furnished, or of any sums paid during a CONTRACT YEAR pursuant to this Agreement, will not preclude LICENSOR from questioning their correctness at any time within the three year period after the CONTRACT YEAR during which such payments or reports were received.
          9.4 Other Information. LICENSEE shall furnish any and all additional information reasonably requested by LICENSOR concerning LICENSEE pertaining to this Agreement.
          9.5 Books and Records. LICENSEE will maintain appropriate books of account in which accurate entries will be made concerning all transactions within the scope of this Agreement. LICENSOR will have the right during normal business hours, through any accountant or other authorized representative of its choice, on five (5) business days advance notice to LICENSEE, to examine and copy all or part of the books of account and all other records, documents and material in the possession or under the control of LICENSEE which pertain to the manufacture, warehousing, distribution, advertisement and sale of the ARTICLES and any other records necessary to verify the information reported by LICENSEE under this Article. LICENSOR and its representatives will be free to make copies of all or part of LICENSEE’s relevant books, records or other documents and materials (pertaining to this Agreement). LICENSEE shall render all reasonable assistance to LICENSOR or its representatives for the performance of an audit and shall not interfere in any manner with the performance of their duties. The cost of the audit shall be paid by LICENSOR, provided, however, if the audit shows a deficiency in the aggregate amount required to be paid to LICENSOR by LICENSEE in excess of FIVE (5%) percent, LICENSEE shall bear the cost of the audit.

If the audit reveals the underpayment of any royalty payable under Section 8 of this Agreement, LICENSEE shall immediately pay such amount to LICENSOR together with interest in an amount calculated in accordance with Section 8.4 of this Agreement. All books of account and records will be kept available by LICENSEE for at least three (3) years after the close of each reporting year and shall be kept confidential by LICENSOR, except and only to the extent as may be required by law or court order.
     10. Indemnification.
          10.1 Indemnification by Licensee. LICENSEE hereby indemnifies and agrees to hold LICENSOR harmless from and against any claims, suits, losses, damages, demands, injuries and expenses (including reasonable attorneys’ fees), arising out of or related to any alleged defects in the material or workmanship of any ARTICLES produced by LICENSEE or the manufacture or sale of ARTICLES produced by or on behalf of LICENSEE or the use of the LICENSED MARK in connection with the labeling, distribution or advertisement of any ARTICLES by LICENSEE in violation of any national, state or local law or regulation (excluding laws relating to intangible property or defamation where such use is specifically approved herein or otherwise in writing by LICENSOR where LICENSOR knew or should have reasonably known the specific use would trigger such liability) whether or not the ARTICLES were approved by LICENSOR pursuant to this Agreement. In addition, LICENSEE agrees to defend and hold LICENSOR harmless from and against any claims, suits, losses, damages, demands, injuries and expenses (including reasonable attorneys’ fees), by reason of any acts, whether by omission or commission that may be committed by LICENSEE or any of its servants, agents, contractors or employees. LICENSOR shall give LICENSEE immediate notice of any claims or suits, and LICENSEE shall defend the same, at its own expense, through counsel of its own choice subject to LICENSOR’s approval which will not be unreasonably withheld. In the event there is a conflict of interest which makes it advisable for LICENSOR to retain separate counsel, LICENSEE will reimburse LICENSOR for LICENSOR’s reasonable counsel fees and expenses LICENSOR incurs as a result. The indemnities provided for in this Section shall survive the termination of this Agreement throughout the applicable statute of limitations.
          10.2 Indemnification by Licensor. LICENSOR hereby indemnifies and agrees to hold LICENSEE harmless from and against any actual damages, costs and expenses (including reasonable attorneys’ fees), paid and/or incurred and resulting from a final, non-appealable judicial determination that any of the ARTICLES bearing the LICENSED MARK (and as based upon DESIGN SPECIFICATIONS specifically provided by LICENSOR to LICENSEE) infringe any intellectual property right or other property right (including trade secret right) of a third party. LICENSEE shall give LICENSOR immediate notice of any claims or suits, and LICENSOR, at its discretion, may elect to defend the same, at its own expense, through counsel of its own choice subject to LICENSEE’s approval which will not be unreasonably withheld. In the event there is a conflict of interest which makes it advisable for LICENSEE to retain separate counsel, then, upon a final, non-appealable judicial determination of infringement as referred to above, LICENSOR will reimburse LICENSEE for LICENSEE’s reasonable counsel fees and expenses LICENSEE incurs as a result. The indemnity provided for in this Section shall survive the termination of this Agreement throughout the applicable statute of limitations.

     11. Insurance.
          11.1 Insurance Policy. During the TERM and for the applicable statute of limitations period thereafter, LICENSEE shall procure and maintain at its own expense in full force and effect at all times during which ARTICLES are being sold, with reputable insurance carrier(s) an amount equal to LICENSEE’s own coverage but in no event less than THREE MILLION ($3,000,000) Dollars in the aggregate in insurance coverage in order to protect LICENSOR against any liabilities with which it may be subject due to damage or injuries suffered by any servants, agents, contractors, employees or customers of LICENSEE or by the general public, resulting from the use or sale of the ARTICLES imported, manufactured, distributed, advertised, or sold by LICENSEE or by LICENSEE’s contractors. Such insurance shall name LICENSOR as an additional insured and shall provide for at least thirty (30) days’ prior written notice to LICENSOR and LICENSEE of the cancellation or substantial modification thereof. Such insurance may be obtained for LICENSOR by LICENSEE in conjunction with a policy of product liability insurance which covers products other than the ARTICLES. LICENSEE shall use its best efforts to require its insurance carrier to agree, and to provide for same in its insurance policy, that, in the event it takes title to any ARTICLES produced hereunder pursuant to the terms of any policy, it only may sell such ARTICLES in a manner consistent with the manner in which LICENSEE may sell ARTICLES, and only may sell such ARTICLES to customers to which LICENSEE may sell ARTICLES, pursuant to the terms of this Agreement.
          11.2 Evidence of Insurance. LICENSEE shall promptly furnish or cause to be furnished to LICENSOR evidence in form and substance reasonably satisfactory to LICENSOR of the maintenance of the insurance required by subparagraph 11.1. above (but in no event not later than thirty (30) days from the date of execution of this Agreement), including, but not limited to, originals or copies of policies, certificates of insurance (with applicable riders and endorsements), and proof of premium payments.
     12. Rights and Obligations with Respect to Trademark, other Intangible Property Image and Likeness of Mr. Oscar de la Renta.
          12.1 Title in LICENSED MARK and Design Specifications.
               12.1.1 LICENSEE acknowledges that LICENSOR is the owner of the LICENSED MARK. All goodwill associated with use of the LICENSED MARK by LICENSEE on or in connection with the ARTICLES produced hereunder shall inure to the benefit of LICENSOR and LICENSEE acknowledges and agrees that it will not, during the term of this Agreement and thereafter, attack or infringe upon LICENSOR’s right, title or interest in and to the LICENSED MARK or attack the validity of this license. LICENSEE shall not at any time acquire or claim any right, title or interest of any nature whatsoever in any trademark, trade name, copyright or design owned or controlled by LICENSOR which LICENSEE is authorized to use by virtue of this Agreement. Any right, title, goodwill or interest in or relating to any such trademark, trade name or copyright, pattern or design connected with the ARTICLES which comes into existence during the term of this License shall immediately and automatically vest in LICENSOR as LICENSOR’s sole and exclusive property (excluding any technology, business processes or weavings, the right, title, goodwill or interest in which shall remain vested in LICENSEE.) LICENSEE agrees to execute any and all documents reasonably requested by LICENSOR in order to evidence LICENSOR’s right, title or interest to the same or to transfer to such persons any beneficial or legal right, title or interest which is acquired by LICENSEE as a result of the use thereof by LICENSEE, by operation of law or otherwise. LICENSOR and its affiliates reserve all rights to the LICENSED MARK and the DESIGN SPECIFICATIONS for their own use and benefit which may not be transferred or assigned voluntarily by LICENSEE or by operation of law to any other person or entity.
               12.1.2 The parties hereto represent and warrant that they have the full right, power and authority to enter into and perform all of its obligations hereunder, that they are under no legal impediment which would prevent their signing of this Agreement or consummating the same and the entering into this Agreement will not create any default under any other agreement or breach of same to which they or any of their affiliates may be a party or to an order, judgement, or decree to which they may be subject or bound. LICENSOR further represents and warrants that (a) it owns all right, title and interest in and to the LICENSED MARKS in the United States; (b) as of the effective date of this Agreement there will be no licenses in effect granted by LICENSOR to any third party permitting the use of the LICENSED MARKS on ARTICLES in the TERRITORY, and (c) LICENSOR has no obligation to renew existing licenses.
          12.2 Use of LICENSED MARK. LICENSEE shall use the graphics, colors and layout for the LICENSED MARK specified or approved in writing by LICENSOR. LICENSOR may, but is not required to, prepare for LICENSEE the design and format of all labels, and other identifying material to be used on the ARTICLES and LICENSEE shall use only the LICENSED MARK in the design, format and layout furnished or approved in writing by LICENSOR with respect to all uses. In the event LICENSEE requests items for use in programs exclusive to LICENSEE, then LICENSOR will develop same at LICENSEE’s sole expense; provided, however, that LICENSEE has previously approved in writing any such amounts. LICENSEE shall use the LICENSED MARK only, and only in the form registered, or otherwise approved in writing by LICENSOR, and shall not use any abbreviation or part of the LICENSED MARK. LICENSEE shall use the LICENSED MARK in such manner and in such location on the ARTICLES as LICENSOR specifically designates or approves in writing.
          12.3 Restrictions on Use of LICENSED MARK. LICENSEE agrees that it will not use or associate the LICENSED MARK with any other trademark, trade name, logo or designation on labels, hang-tags, boxes, wrapping, advertising or promotional materials without LICENSOR’s written consent, except as LICENSEE is required by law and/or does so in form, manner and content approved by LICENSOR as set forth in Section 4.1.2. LICENSEE shall not use the LICENSED MARK or any abbreviation or combination thereof as its corporate, divisional or trade name or otherwise except as a trademark. LICENSEE shall not be permitted to use the LICENSED MARK on its invoices, stationery, letterhead, business cards, telephone and directory listings or other communications from LICENSEE unless it shall have prior to such use submitted such communications to LICENSOR, and LICENSOR shall have approved same in writing. Any such submission, and use of the LICENSED MARK must clearly indicate that LICENSEE is acting as a licensee only and must clearly show the corporate name and address of LICENSEE, and a description of the ARTICLES.
          12.4 Applications and Registered User Agreements. LICENSEE agrees to cooperate with LICENSOR in the prosecution of any trademark or copyright applications for the LICENSED MARK as used in connection with the ARTICLES that are advisable, required or desired by LICENSOR or any of its affiliates throughout the

TERRITORY. To this end, LICENSEE agrees to supply to LICENSOR from time to time such reasonable number of labels and similar material as may reasonably be required in connection with any such application, the governmental filling fees and expenses related to which shall be shared equally between LICENSOR and LICENSEE.
          12.5 Copyrights. Any copyright which may be created in any package, design, pattern, DESIGN SPECIFICATION (developed for the ARTICLES or otherwise unique to the market place for items consisting of the ARTICLES), label or the like bearing the LICENSED MARK hereunder shall be the property of LICENSOR or its affiliates (as the case may be) and LICENSEE will place appropriate copyright notices as designated or approved in writing by LICENSOR on the ARTICLES, packages, labels and advertising and promotional materials as may be necessary or appropriate to protect the copyright.
          12.6 Infringements.
               LICENSEE agrees that in the event it learns of any use by any person of the LICENSED MARK which infringes the license granted by this Agreement or of the use of a trademark similar to the LICENSED MARK, or of an infringement of any copyright of LICENSOR, it shall promptly notify LICENSOR of such use and, if requested by LICENSOR, it shall join with LICENSOR, at LICENSOR’s expense, in such action as LICENSOR, in its sole discretion, may deem advisable for the protection of its (or its affiliate’s) rights in and to the LICENSED MARK or such copyright. Nothing contained herein, however, shall require LICENSOR to take any action if it deems it inadvisable to do so, and LICENSEE shall have no right to take any action with respect to the LICENSED MARK or any copyright. In the event that LICENSOR’s rights to the LICENSED MARK subject to this agreement is canceled, defeated, or limited, notwithstanding anything in this Agreement to the contrary, LICENSOR, and any affiliate shall not have any liability or responsibility as a result of such cancellation, defeat or limitation. In the event of any such infringement which has a material adverse impact on the rights being granted hereunder with respect to such trademark, LICENSEE’s sole remedy is to terminate this Agreement without recourse to LICENSOR.
          12.7 Legends, Markings, and Notices. LICENSEE will cause to appear on the ARTICLES produced hereunder, all legends, markings, and notices as may be required by any law or regulation in the TERRITORY or as otherwise directed by LICENSOR. All such items shall be submitted to LICENSOR for approval prior to use.
          12.8 Image or Likeness or Statements Regarding Mr. Oscar de la Renta. LICENSEE shall not use the image or likeness of Mr. Oscar de la Renta or any photographic or other reproduction thereof, without receiving LICENSOR’s written consent to such use in advance and in writing. LICENSEE shall not refer to Mr. Oscar de la Renta or the LICENSED MARK in any press release, publication or other communication other than by press releases, publications or other communications furnished to LICENSEE by LICENSOR or in texts which prior to their communication have been submitted to LICENSOR in writing and have received LICENSOR’s written consent prior to their proposed communication. Subject to buyout rights of third party photographers or agencies, and subject to the other provisions of this agreement, LICENSEE shall not be responsible to LICENSOR or to Mr. de la Renta for fees in exchange for Mr. de la Renta’s image or likeness or for personal appearances he might render further to this Agreement.
     13. Termination.
          13.1 Default/Non-Use. 13.1.2 If LICENSEE fails to make any payment due hereunder, and if such default shall continue uncured for a period of TEN (10) business days after LICENSEE’s receipt of written notice of such default, LICENSOR shall have the right to terminate this Agreement effective immediately upon written notice. If LICENSEE (a) discontinues its business in connection with the manufacture, sale and distribution of the ARTICLES for a period of thirty (30) or more days (except for an Act of God or force majeure), or (b) for a period of twelve (12) consecutive months fails to present for sale to the trade a broadly representative and fair assortment of ARTICLES bearing either the 0 OSCAR or Oscar by Oscar de la Renta LICENSED MARKS, or (c) fails to meet the sales minimums set forth in Section 6.4, supra, or (d) defaults on any obligation which is secured by a security interest in any ARTICLE as to which default LICENSEE has been notified in writing by the holder of the security interest (unless LICENSEE shall post a bond with respect to such security interest in an amount sufficient to secure such default, or unless such default is unrelated to the timely payment of such secured obligation) as to which LICENSEE shall provide immediate notice to LICENSOR or (e) has current liabilities which exceed current assets during any continuous thirty (30) day period (unless, after such 30-day period, LICENSEE can demonstrate that it pays its current liabilities on a timely basis in the normal and ordinary course of its business and that it maintains ordinary facilities to continue its ability to do so), or (f) violates or fails to perform, in any material respect, any other of its material obligations hereunder (for reasons other than an Act of God or force majeure) more than three (3) times during the TERM (including renewals thereof), LICENSOR shall have the right to terminate this Agreement effective immediately upon written notice.
               13.1.3 If, in addition to the foregoing (and not by way of limitation), either party shall violate or fail to perform any of its material obligations hereunder, the non-breaching party shall have the right to terminate this Agreement upon thirty (30) days after receipt of written notice, and such notice of termination shall become effective unless the breaching party shall completely remedy the default in all material respects within such thirty (30) day period (or unless such default was due to an Act of God or force majeure).
          13.2 Bankruptcy/Insolvency.
               13.2.1 In the event that LICENSEE files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it (which is not stayed or dismissed within THIRTY (30) days of the filing date) or it becomes insolvent or makes a general assignment for the benefit of its creditors or a custodian, receiver or trustee is appointed for it or substantial portion of its business or assets, this Agreement shall terminate automatically and forthwith.
               13.2.2 No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of LICENSEE’s assets or business shall have any right to continue this Agreement or to exploit it in any way to use the LICENSED MARK if this agreement terminates pursuant to Section 13.2.1 above.
               13.2.3 If LICENSEE dissolves, liquidates, winds-up, sells or otherwise disposes of substantially all of its business or assets to a third party or otherwise or ceases normal business operations for a period of fifteen (15) days or more (except for an Act of God, force majeure or scheduled periods of furlough), LICENSOR shall have the right, without prejudice to any other rights it may have, to terminate this Agreement by giving notice to LICENSEE effective immediately.
          13.3 Change of Business.
               This Agreement may not be assigned, sold or transferred voluntarily or by operation of law by LICENSEE, or its shareholder(s). In the event of an assignment of this Agreement, LICENSOR shall have the option to terminate this Agreement effective upon notice. A sale or other transfer of more than fifty (50%) percent of the common voting shares of LICENSEE by its current shareholders shall be deemed to be an assignment of this Agreement prohibited hereby. Notwithstanding the foregoing, the following transfers of the common voting shares of LICENSEE shall be allowed: (a) Transfers to existing shareholders of LICENSEE or to a corporation which is owned or controlled by LICENSEE or by shareholders who own or control 50% or more of LICENSEE just prior to the transaction; and (b) where such transfers are to family members of shareholders of LICENSEE or trusts for the benefit of such family member.
     14. Effect of Termination.
          14.1 Reversion of Rights. Upon the expiration or termination of this Agreement for any reason whatsoever (including, without limitation, any sell-off period), except as expressly set out in Article 12 above, all rights in the LICENSED MARK, copyrights created as a result of or further to this Agreement, any of the DESIGN SPECIFICATIONS, patterns and/or designs developed by LICENSOR or LICENSEE, whether or not with LICENSOR, or for use with the ARTICLES, and any samples will automatically revert to LICENSOR. LICENSEE immediately will cease and thereafter refrain from all use of the LICENSED MARK, any trademarks which are similar to the LICENSED MARK and all such DESIGN SPECIFICATIONS, patterns and/or designs, and samples. LICENSEE shall remove all tags and labels bearing the LICENSED MARK from ARTICLES in inventory and otherwise. LICENSEE shall destroy, or if requested by LICENSOR, shall immediately deliver to LICENSOR all DESIGN SPECIFICATIONS, patterns and/or designs, samples and ADVERTISING MATERIALS of all kinds and other items or materials in its possession, custody or control with LICENSOR’s tradename or LICENSED
MARK thereon. In addition to the foregoing, at LICENSOR’S request, LICENSEE shall provide LICENSOR or the successor to the licenses granted hereunder information with respect to the sourcing of ARTICLES. A termination under this Agreement shall result in a termination under any other license agreement between LICENSOR and LICENSEE (or an affiliate of LICENSEE).
          14.2 Minimum Royalty/Advertising Deficiencies.
               In the event this Agreement is terminated by LICENSOR pursuant to Article 13 prior to the expiration of the TERM by reason of LICENSEE’s default hereunder, or in the event LICENSEE abandons this Agreement, LICENSOR shall be entitled to retain all minimum royalties previously paid, to collect and retain all minimum royalties due as of the date of such termination, and to receive immediately all minimum royalty installments set forth in Section 8.2 due and payable for the remaining Term of this Agreement (excluding any Renewal Term(s) that, as of the date of termination, have not yet been exercised) notwithstanding the fact that the termination occurred prior to the end of any CONTRACT YEAR or the TERM (in addition to amounts otherwise payable under Articles 7 and 8). The parties agree that the amounts so payable are as unmitigable liquidated damages, not as a penalty. Notwithstanding any other provision to the contrary herein, the preceding shall be non-exclusive and cumulative with all other remedies and/or claims to which LICENSOR would otherwise be entitled to assert including but not limited to percentage royalties otherwise due and/or owing.
          14.3 Inventory. Within TEN (10) business days from the termination of this Agreement, LICENSEE shall deliver to LICENSOR a schedule of LICENSEE’s inventory of ARTICLES and ARTICLES in the process of manufacture then on hand to be prepared as of the close of business on the date of such termination. LICENSEE will have NINETY (90) days from the effective date of termination to sell out its then existing inventory of ARTICLES bearing the LICENSED MARK (on a non-exclusive basis) subject to all other terms and conditions hereof provided such termination is not effected under Article 13 of this Agreement due to a breach by LICENSEE. In no event shall LICENSEE be permitted to sell any ARTICLES pursuant to this section that were produced more than NINE (9) months prior to the termination of the Agreement. All sales of ARTICLES bearing the LICENSED MARK shall be subject to the payment of the royalty rates set forth in Section 8.1, above. No sell-off period will be allowed in the event the termination hereunder is due to the default of LICENSEE. LICENSEE will account for, and pay royalties on, all such sales not later than THIRTY (30) days after the close of the applicable sell-off period, if any. LICENSOR shall have the sole and exclusive option to purchase any of LICENSEE’s remaining inventory as of the date of termination if LICENSOR notifies in writing LICENSEE of its intent to so purchase no later than TEN (10) days following the receipt by LICENSOR of the reporting required under the first sentence of this section with the purchase price as determined below. In the event LICENSOR chooses to exercise this option, the purchase price LICENSOR shall pay for all of LICENSEE’s remaining inventory of ARTICLES will be equal to LICENSEE’s cost. LICENSOR will have SIXTY (60) days following its notice to collect the inventory referred to therein in which event LICENSOR will pay for such inventory upon collection. In the event such notice is not sent, LICENSEE may dispose of the inventory during and subject to this section and no royalty shall be payable on such sales to LICENSOR in the event LICENSOR’s right to purchase is exercised. Nothing herein shall prevent or preclude LICENSOR from licensing the LICENSED MARK on or in connection with the ARTICLES in the TERRITORY during such sell-off period following the termination of this Agreement. Upon the termination of this Agreement for any reason, LICENSEE shall, upon written request by LICENSOR deliver to LICENSOR all patterns, designs, samples, and other DESIGN SPECIFICATIONS relating to the ARTICLES designed, produced and sold under this Agreement to which LICENSOR has rights under Section 12.1.1 above). LICENSOR has no rights to the tools, heads, dies and other tangible manufacturing assets nor to any manufacturing software data developed for the ARTICLES. In addition, nothing herein shall prevent or preclude LICENSOR at any time from entering into a licensing agreement or similar arrangement for the LICENSED MARK on or in connection with the ARTICLES in the TERRITORY that is to take effect upon the termination of this Agreement. Any such new licensee shall be permitted to commence marketing efforts with respect to the ARTICLES or items similar to the ARTICLES up to THREE (3) months prior to the termination of this Agreement.
          14.4 No Rights for Others. No assignee for the benefit of creditors, custodian, receiver, trustee, sheriff, any officer of the court or official charged with taking over custody of LICENSEE’S assets or business shall have any right to continue this Agreement or to exploit or in any way use the LICENSED MARK if this Agreement is terminated.
     15. Competitive Licenses and Non-Disclosure.
          15.1 Proprietary Materials. Except as otherwise expressly set out in Article 12 above, all advertising, and promotional materials, DESIGN SPECIFICATIONS associated with the ARTICLES, and/or such samples approved by LICENSOR hereunder shall be proprietary to LICENSOR and shall be used by LICENSEE only in accordance with this Agreement and shall not be used for, in connection with or as the source for the manufacture, distribution, or sale of any other article or product of any kind unless otherwise authorized and approved in writing by LICENSOR..
     16. Relationship of Parties.

          Nothing contained herein shall be construed to place the parties in the relationship of legal representative, partners, joint venturers, or agency, and LICENSEE shall have no power to obligate or bind LICENSOR and LICENSOR shall have no power to obligate or bind LICENSEE in any manner.
     17. Payment of Taxes and Duties.
          LICENSEE shall pay or cause to be paid all taxes and customs duties payable by reason of the manufacture, importation, distribution, marketing and sale of the ARTICLES by LICENSEE.
     18. Notices.
          Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally (including by overnight courier service) or sent by telecopier or mailed by registered or courier mail, return receipt requested, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):
          TO LICENSOR: OSCAR DE LA RENTA, LTD.
550 Seventh Avenue
New York, NY 10018
Telecopier (212) 382-0864
Attn: Alexander L. Bolen, Chief Executive Officer
          TO LICENSEE: THE FASHION HOUSE INC.
6310 San Vicente Blvd., #330
Los Angeles, CA 90048
Telecopier: (310) 274-7863 Attn:
Tom Anzures, VP — Sales
     19. Waiver.
          The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive or limit that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.
     20. Complete Agreement.
          This Agreement contains a complete statement of all arrangements between the parties with respect to the subject matter hereof, and cannot be changed or amended except in writing signed by both parties. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. In the event this agreement is to appear in any language other than the English language, the English language version shall control.
     21. Headings.

          The headings of each of the provisions contained herein are solely for reference and shall not affect in any manner the meaning or interpretation of such provisions or of this Agreement.
     22. Copies and Interpretation.
          This Agreement may be signed in one or more copies, each of which shall be deemed to be an original but which, collectively, shall constitute one single instrument. The parties to this Agreement acknowledge that it is a product of their negotiation and that, as a result, authorship does not attach to one party and that the terms of this Agreement are not to be construed against either party.
     23. Divisibility.
          As and whenever possible, each of the provisions of this Agreement shall be interpreted in order to be valid and effective pursuant to the law applicable hereto. The aforesaid notwithstanding, in the event that any of the provisions hereof are deemed to be prohibited or invalid pursuant to any applicable law, said provisions shall automatically cease to have effect solely insofar as any such prohibition or invalidity is concerned.
     24. Brokerage Fees.
          LICENSEE agrees that in the event a broker or finder was retained in connection with the transactions contemplated in and by this Agreement, LICENSEE shall be responsible for paying such broker or finder any brokerage or finder’s commission, fee or similar compensation (collectively, the “FEE”) that may be due or owed. LICENSEE agrees that LICENSOR shall have no responsibility whatsoever for the payment of the FEE, and LICENSEE shall indemnify and hold LICENSOR harmless from any loss, damages or claim arising from or with respect to the FEE or any other aspect of LICENSEE’s relationship with such broker or finder.
     25. Jurisdiction.
          For the construction and compliance hereunder, the parties hereby agree that this Agreement shall be governed by and construed in accordance with the laws of the United States of America, and the State of New York applicable to agreements made and to be performed in New York. The parties hereto consent to. the exclusive jurisdiction of the courts, State and Federal, located in the County of New York, State of New York. In no event shall LICENSEE be entitled to subpoena or notice for testimony Mr. Oscar de la Renta in any case, controversy, suit, action or proceeding arising out of or in connection with or related to this Agreement or any agreement made pursuant to this Agreement. LICENSOR and LICENSEE agree, therefore, that to whatever extent the presentation or discovery of testimony is sought by LICENSEE from Mr. Oscar de la Renta it only shall be in the form of written interrogatories.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

OSCAR DE LA RENTA, LTD.

By:

Name:
Title:
Approved:

Oscar de la Renta, as Chairman

THE FASHION HOUSE INC.

By:

Name:
Title:

     The following is the time line for successful implementation of the “0 Oscar” and “Oscar by Oscar de la Renta” product launches during the first license year.
Fall I: Begin showing December with delivery May in-store.
Fall II: Begin showing in February with delivery July/August in-store
Holiday/Cruise: Begin showing in June with delivery Nov/Dec in-store
Spring/Summer: Begin showing in August with delivery February/March in-store
January, 2005.
     Execute License Agreement.
     Present initial designs to Licensor of product to be presented to the target retail customers for July 2005, to be delivered in November, 2005.
February, 2005 (last week)
     Present final line plan, and materials, including hardware and embellishments to Licensor.
     Present preliminary sketches for August Collection to be delivered in-store in February, 2006 to Licensor.
March, 2005 (first week)
     Present final line plan, and material including hardware for August Collection. March, 2005 (last week)
     Prepare prototypes of packaging and sock linings.
April, 2005
     Present prototypes of each construction and “pull-overs” of the proposed collection. April, 2005 (last week) to May (first week)

May, 2005 (first week)
     Preset prototypes for each construction and “pull-overs” of each style (August Collection).
June, 2005
     Meet with management from targeted retailers to present the 0 Oscar footwear concept with story boards and a limited sample offering one month prior to showing the complete offering to the buyers/DMM’s/GMM’s
June, 2005 (last week)
     Present to Licensor final assortment prior to debuting to the target retail merchants (July Collection).
June, 2005
     Present the July Collection to retail buyers.
July, 2005
     Present the August Collection to retail buyers.
July, 2005
     Present Fourth Quarter delivery to targeted retailers and collect orders.
July, 2005
     Present Fall I line plan to Licensor to include sketches, materials and embellishments. July, 2005 (first week)
     Present the August Collection to Licensor.
July, 2005 (last week)
     Place orders for merchandise to be delivered in-store November 1, 2005. September 2005

     Present to Licensor preliminary line plan for Fall II 06 collection to include materials, hardware, and embellishments (both 0 Oscar and Oscar by Oscar de la Renta).
October, 2005
     Prototype review of the Fall I collection of each construction and “pull-overs” of each style ( 0 Oscar only).
November, 2005
     Present Fall I assortment to Licensor ( 0 Oscar only).
     First delivery of Holiday/Cruise 0 Oscar merchandise to retail stores, territory managers and customers service staff to conduct in-store seminars and events to start a “grass roots” marketing effort and stimulate sales at retail.
     Present final Fall II assortment plan to Licensor ( 0 Oscar and Oscar by Oscar de la Renta).
December, 2005
     Prototype review of each construction and “pull-overs” of the Fall II collection (0 Oscar and Oscar by Oscar de la Renta).
     Present Fall Ito retail buyers (0 Oscar only).
January, 2006
     Present Fall II collection to Licensor (0 Oscar and Oscar by Oscar de la Renta). February, 2006
     Present Fall II collections to retail buyers (Premiere offering for Oscar by Oscar de la Renta).
     From this point forward all time lines will pertain to both 0 Oscar and Oscar by Oscar de la Renta and will follow a similar cadence to previous year.

EXHIBIT C
Distribution for ARTICLES bearing the “0 Oscar” LICENSED MARK
Belk Stores
Federated Department Stores
Dillard’s
Marshall Field’s
Lord & Taylor
Saks Inc.
Distribution for ARTICLES bearing the “Oscar by Oscar de la Renta” LICENSED MARK
Federated Department Stores
Dillard’s
Saks, Inc.
Bloomingdale’s (operated separately from Macy’s)
Marshall Fields
Lord & Taylor
Saks Fifth Avenue
Neiman-Marcus specialty stores
Nordstrom
Catalog Distribution for ARTICLES bearing the LICENSED MARK
Bloomingdales
Nordstroms
Neiman-Marcus
Victoria’s Secret
Internet Portals for ARTICLES bearing the LICENSED MARK
zappos.com shoe.com